United States
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 13, 2010

AMERICAN CARESOURCE HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33094	20-0428568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 308-6830

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2010, the Board of Directors (the “Board”) of American CareSource Holdings, Inc. (the “Company”) appointed William J. Simpson, Jr., 62, to serve as Chief Operating Officer (“COO”) of the Company, effective immediately.

Mr. Simpson had been appointed to the Board in October 2010.  He has more than 30 years of executive experience in the healthcare industry.  Mr. Simpson served as President and Chief Executive Officer of Intrepid USA Healthcare – one of the nation's largest home healthcare companies – from 2007 to 2008.   Prior to his tenure at Intrepid USA Healthcare, Mr. Simpson held the office of Executive Vice President and Chief Operating Officer at LifeCare Management – the third largest long-term acute care hospital company in the United States -  from 2003 to 2005. Mr. Simpson's executive leadership experience includes Executive Vice President and Chief Operating Officer at Specialty Healthcare Services, Executive Vice President of Operations at Intensiva Healthcare Corporation, President and Chief Operating Officer at Ameristat Mobile Medical Services, President of Epic Healthcare Services, and Vice President of American Medical International.  Mr. Simpson has also held board seats for a number of privately-held healthcare companies and an association.  He served as one of the board members of Intrepid USA Healthcare, Chairman of the board of Genezen Healthcare, and a board member of the Acute Long Term Hospital Association (ALTHA).

In connection with his appointment to COO, Mr. Simpson was granted a stock option to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.40, the closing price of the Company’s common stock as reported on the Nasdaq Capital Market on the date of grant.  The stock option vests over a 4 year period with 1/3 vesting immediately and the remaining 2/3 vesting monthly over a 36-month period beginning one year after the date of grant.  The option will expire on December 13, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CARESOURCE HOLDINGS, INC.

Date: December 17, 2010	By:	/s/ Matthew D. Thompson
Matthew D. Thompson
Chief Financial Officer